UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 1, 2025

WeCapital Holdings, Inc.
(Exact name of registrant as specified in its charter)

NV	000-56335	00-0000000
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3F Aristo Toranomon

1-17-16 Nishi Shinbashi Minato-Ku,

Tokyo, Japan

(Address of principal executive offices)

81-90-6002-4978

(Registrant’s telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2025, Mr. Koichi Ishizuka resigned as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Director.

On September 1, 2025, Mr. Yusuke Matsuda was appointed as Chief Executive Officer, Chief Financial Officer, President, Secretary, and Director of the Company. On the same date, Mr. Yusuke Ito, Mr. Munenari Matsumoto and Mr. Yoshihiro Sako were appointed as Directors of the Company.

The resignation of Mr. Ishizuka was not the result of any disagreement with the Company on any matter relating to its operations, policies, or practices. There is no arrangement or understanding among the newly appointed officer and directors or any other person pursuant to which they were appointed as a director and officer of the Company.

Mr. Yusuke Matsuda, Mr. Yusuke Ito, Mr. Munenari Matsumoto and Mr. Yoshihiro Sako do not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. At this time, the Company does not have any written employment agreements or other formal compensation agreements with our new officer and directors. Compensation arrangements are the subject of ongoing development and the Company will disclose any compensatory arrangements entered into in the future.

The biographical information of Mr. Yusuke Matsuda is below:

Yusuke Matsuda, age 46, is a Japanese businessman. He founded Star Leasing Co., Ltd. in 2014 and served as its Representative Director until its absorption into Star Agent Co., Ltd., which later changed its name to Galact Co., Ltd. He also served as Representative Director of Star Consulting Co., Ltd. from 2014 until 2023, and as Representative Director of Star Agent Co., Ltd. from 2014 until 2016. From 2014 until 2024, he was a Director of Lonesta Primula Bank Co., Ltd., where he was responsible for Sales and Public Relations. In 2015, he founded Lepios Co., Ltd. and served as its Representative Director until 2024. From 2016 until 2022, he served as Representative Director of Galact Co., Ltd. From 2016 until 2022, he also served as Director of Japan Cloud Capital Inc. (currently FUNDINNO Inc.), later becoming its Chief Strategy Officer. From 2018 until 2021, he was Representative Director of Saratoga Agency Co., Ltd., and from 2020 until 2022, he was Representative Director of Lonesta Investment Co., Ltd. He served as Director of atGunGun Co., Ltd. from 2020 until 2025 and as Director of ReShare Co., Ltd. from 2020 until 2022. In 2022, he served as a part-time Director of Adrex Co., Ltd. He also served as Representative Director of WeCapital Co., Ltd. from 2022 until 2025, later as Director, before leaving that position. Since June 2025, he has been registered as a Qualified Institutional Investor.

The biographical information of Mr. Yusuke Ito is below:

Yusuke Ito, age 29, is a Japanese businessman. He graduated in March 2019 from the Tokyo University of Agriculture with a Bachelor of Science degree in Forest Science from the Faculty of Regional Environmental Science. From April 2019 until June 2022, he was employed by Mizuho Securities Co., Ltd., assigned to the Wealth Management Department at the Namba Branch. From July 2022 until December 2024, he served as Deputy General Manager of the Sales Department of WeCapital Co., Ltd., and from January 2025 until July 2025, he served as an Executive Officer of WeCapital Co., Ltd. Since February 2025, he has served as Chief Executive Officer of dot Inc.

The biographical information of Mr. Munenari Matsumoto is below:

Munenari Matsumoto, age 53, is a Japanese businessman. He graduated in March 1997 from the Kyushu Institute of Technology with a degree in Design and Production Engineering from the Faculty of Engineering. From April 1997 until April 2022, he was employed by Fuji Seiki Co., Ltd., where he engaged in the development of rice cookers and rice processing machines in the Control Department. In 2015, he was transferred to the Overseas Sales Department, where he was responsible for sales activities primarily in Asia as well as installation and maintenance of delivered equipment, ultimately serving as Deputy Director. In May 2022, he joined Ace System Co., Ltd. as General Manager of the Overseas Sales Department and, since June 2025, has served as Executive Officer and General Manager of the Overseas Business Division. Since June 2023, he has also served as Executive Officer and General Manager of ASTEC Co., Ltd.

The biographical information of Mr. Yoshihiro Sako is below:

Yoshihiro Sako, age 57, is a Japanese businessman born in Osaka Prefecture. In June 1988, at the age of 20, he founded a business engaged in the design, manufacture, and installation of automatic control systems and later expanded into labor-saving machinery and industrial robots in 1995. In June 1996, he incorporated the business as Ace System Co., Ltd. In 1999, he released the company’s first rice cooker model utilizing superheated steam cooking technology and, from 1999 to 2001, engaged in the development of superheated steam rice cooking systems and obtained related patents. In 2011, he began joint research with Osaka Prefecture University to advance product development and technology. In January 2015, he relocated the company headquarters in conjunction with the construction of a new office building, and in February 2015, he established Ace System Solution Co., Ltd. to promote business segmentation. In 2015, he received external recognition and awards for contributions to research and development and the commercialization of products. In June 2016, he opened a processing factory at the headquarters site to enhance in-house manufacturing capabilities, and in August 2017, he opened the Kanto Sales Office to expand operations in Eastern Japan. In January 2019, the Kanto Sales Office was relocated and expanded to Bunkyo-ku, Tokyo, to include a showroom.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
EX 17.1	Officer and Director Resignation Letter
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WeCapital Holdings, Inc.

Date: September 2, 2025	By	/s/ Yusuke Matsuda
Yusuke Matsuda
Chief Executive Officer